Exhibit 99.1

M E M O R A N D U M

FROM:	Robert R. Hopper, Esq.
Lanny J. Davis, Esq.

TO:	Special Committee of the Board of Directors of Nobilis Health Corp.

DATE:	November 3, 2015

RE:	Report on Investigation Into Allegations on October 9, 2015 Seeking Alpha Blog Made By Anonymous Poster Holding Short Position in the Company (the “Blog”)

On October 13, 2015, a Special Committee of the Board of Directors of Nobilis Health Corp. (“Nobilis”), comprising the Board’s Independent Directors, retained us as Special Independent Counsel to conduct an independent outside inquiry into the above referenced Blog’s primary allegations made against Nobilis. Our mandate was to determine the validity or falsity of the allegations. In accordance with this mandate, we have questioned the Chairman, the CEO, the CFO, other senior officers and managers, and members of the Board of Directors of Nobilis. We also requested and reviewed hundreds of pages of corporate documents, reviewed securities filings, and undertaken other substantive steps to support our inquiry.

As explained below, we have found the blogger’s five primary assertions to be false, misleading, or without foundation. While we report solely on the five primary allegations made by the Blogger, we reviewed the blogger’s other assertions to be equally false, misleading, or without foundation.

1.	Acquisition Versus Non-Acquisition Growth

Blogger: “Roll ups have a recurring pattern of being bad stock market investments. The strategy sounds appealing to investors as an acquiring entity goes out picking up businesses and putting them together with the promise of significant synergies and cost reductions. Investment banks and their analysts love roll ups as well, as the constant stream of acquisitions provide continuing opportunities for transaction advisory and financings related to paying for them, both of which all add up to rich fees. For investors, roll ups are not nearly as attractive. Acquisitions give the impression of growth, even if the actual businesses are not growing, or even in decline.”

Here and elsewhere, the blogger implicitly asserts that Nobilis’s revenue growth is the product of acquisitions, and that Nobilis’s business is not otherwise growing. This assertion is false. We reviewed corporate earnings and the source thereof, for the fiscal years 2013 and 2014. A substantial portion of Nobilis’s growth in revenues in 2014 came not through acquiring revenue, but from management’s effort to build revenues through pre-existing and acquired assets.

The data from the company’s public securities filings are clear:

•	From FY 2013[1] to FY 2014, Nobilis’s revenues grew from $31.1 million to $84 million –a growth of $52.9 million in one year, or 170%; and

•	Nobilis’s two material acquisitions in 2014 – First Nobilis Hospital and Surgery Center and Athas Health, LLC – contributed a total of $15.6 to 2014 revenue.[2]

Therefore, of the total of $52.9 million in 2014 revenue growth3, 70.5% was attributable to growth of pre-existing facilities or management’s strategic efforts to improve the growth at acquired facilities.

2.	Insurance Coverage of AccuraScope Procedures

Blogger: “From what I have found, most of the big insurance companies do not cover AccuraScope or similar minimally invasive spine surgeries…One part of the excitement surrounding Nobilis’ stock relates to growing the mix of in-network surgeries, but this is odd, given insurance already appears to be skeptical of the surgery…Per my review, Aetna (NYSE:AET), Anthem Blue Cross (NYSE:ANTM) and Humana do not insure AccuraScope or similar procedures; so, who exactly is insuring this? How is it being put through insurance? Is there risk of not being paid by insurers?”

The blogger’s assertions are false and misleading. “AccuraScope” is a brand label encompassing multiple, specific spinal procedures, each of which has its own independent “CPT” code. Aetna, Blue Cross, Anthem, Humana, and virtually all health insurance companies pay claims submitted under these codes.4 Indeed, of Nobilis’s $84 million in total revenue in 2014, 88.5% ($74.4 million) came from private insurance and other third-party payers (with a small amount coming from Medicare).

3.	CEO Compensation

Blogger: “What is even more weird is that Chris Lloyd (new and current CEO) only officially became involved with the company on December 1, 2014, when Nobilis purchased Athas—so, if Chris was only working at the company for 30 days (of which some would be holidays), did he really deserve total compensation of $1.9 million. Does this imply that on a run-rate basis, Chris could have made over $20 million in 2014? Something appears amiss?”

This statement is misleading as it fails to distinguish cash compensation from granted stock options that vest over two years. Given the total compensation’s composition, the notion of extrapolating it on a run-rate basis over 12 months is baseless.

[1]	Nobilis uses a calendar year fiscal year.
[2]	United States SEC – FORM 10-K Nobilis Health Corp. dates of acquisition on pg. 88
[3]	Id. pg. 28
[4]	Explanation of Benefits Statements (EOBs) from Cigna, Humana, Assurant, United Healthcare, Blue Cross

As disclosed in Nobilis’s securities filings, Nobilis paid its CEO, Chris Lloyd, a total compensation in 2014 of $1.87 million. $46,154 of this – representing one-twelfth of his annual salary –is cash. The remainder is the corporate valuation of stock options that Nobilis granted Mr. Lloyd. Overall, the 1.5 million stock options that Nobilis granted Mr. Lloyd in 2014 and 2015 vest as follows: 500,000 on January 1, 2015; 500,000 on November 26, 2015; and 500,00 on November 26, 2016.5

4.	Allegations of Insider Sales of Stock

Blogger: “Chris Lloyd and his fellow Athas founders have cashed out an additional $15 million ($3 million on closing of the deal, and an additional $12 million of debt that was paid back with the GE Capital financing). This implies that insiders have sold at least $65 million this year. If Chris is really excited about being CEO of Nobilis, why has he cashed out such significant amounts of money this year?”

The blogger’s assertions regarding stock sales by current executives – Chris Lloyd, Andy Chen, and Harry Fleming – are false. It appears the blogger was comparing different figures and treating them as the same – i.e., comparing total beneficial ownership at year-end (including both their common shares, options, etc.) to common share ownership alone, at the date the blogger checked (excluding the options and other equity stakes they had). We look at each individual in turn:

First, contrary to the blogger’s assertion, Mr. Lloyd has not sold any ownership interest during his time at Nobilis. A comparison of Nobilis’s 10-K for 2014 and the sole Form 4 filing this year for Mr. Lloyd evidences that Mr. Lloyd has only added to his stock holdings, with the Form 4 noting his receipt of shares as part of Nobilis’s payment for the acquisition of Athas.6

Second, the blogger’s assertion that Andy Chen has sold 300,000 shares is false. At year-end 2014, Mr. Chen had a total beneficial ownership interest in 303,000 shares, comprising 3,000 common shares and 300,000 options. Thus far in 2015, Mr. Chen has exercised 20,000 options and sold the shares obtained through that action. He thus still owns 3,000 common shares and 280,000 options.7

[5]	The blogger asks a question suggesting that it is possible to multiple the one month compensation of $1.9 million paid in December 2014 times 12 months and then asks how Lloyd can be paid “over $20 million” in compensation in one year. Such question again ignores the distinction between cash and options, multiplying by 12 to get to “over $20 million,” as if there is any chance that Lloyd will be paid that combination of cash and options for $1.9 million over month for the next 11 months. This question exemplifies that lack of credibility of the blogger’s pure innuendo and speculations that infect the entire Blog.
[6]	Chris Lloyd Form 4
[7]	Andy Chen Amended Option Agreements; Scott Trade & Raymond James Statements; Form 3; Stock Option Plan

Third, the blogger’s assertion that Harry Fleming sold 4.97 million shares is false. At year-end 2014, Mr. Fleming had a total beneficial ownership interest in 4,996,755 shares. As the company disclosed in its securities filings, Mr. Fleming contributed shares to a Nobilis private placement. His contribution was selling 2,318,000 shares. After that transaction, Mr. Fleming retained a beneficial interest in 2,678,755 shares, and (as Nobilis’s securities filings evidence) that remains his ownership interest. Indeed, Nobilis filed a Form 4 with the SEC on October 15, 2015 reporting that Mr. Fleming had converted 2,650,000 Restricted Share Units that he owned as of year-end 2014 into 2,650,000 common shares, leaving Mr. Fleming with total common share ownership of 2,678,755 shares.8

5.	Auditor and CFO Changes

Blogger: “And of all the accounting firms to audit that complexity, which one did Nobilis pick? None other than tiny Calvetti Ferguson, with a total of 38 professionals. Barely more than the number of entities it audited at Nobilis. And the company’s CFO situation inspires no more confidence. Since 2010, Nobilis has changed CFOs four times (Source: Bloomberg, Company Filings). In August, Calvetti resigned as auditor. This follows closely after the last CFO change in July. A new CFO and a new auditor are now charged with figuring out all the complicated arrangement and deals built up over the years. While this does not guarantee that any problems will be found, it definitely increases the uncertainty.”

These assertions are misleading as they imply something imprudent or improper about the replacement of Nobilis’s auditor and the hiring of more experienced CFOs. As Nobilis explained in its securities filings, the regional firm Calvetti Ferguson and Wagner resigned at Nobilis’s request as the company’s Auditor so that Nobilis could have an Auditor with expertise more suitable for the company’s growth. Thus, Nobilis retained the national firm, Crowe Horwath as its new outside Auditor.

Similarly, Nobilis has hired new CFOs as the company’s growth has required greater expertise. All but one of the former CFOs all still work with Nobilis in other capacities.9

Conclusion

After examining all of the blogger’s allegations, including the five primary ones above, we have determined that the allegations are false, misleading, or without foundation. Moreover, given that we find other allegations are false or misleading, based upon all statements taken, all supporting documents reviewed and, on the face of the company’s securities filings, we find the blogger is not credible.

[8]	Harry Fleming Form 3; Form 4
[9]	Current CFO Ken Klein; former CFOs Tom Foster, Harry Fleming, Andy Chen and all are still with the Company. (Paystubs and invoices as evidence of current employment with Nobilis.)

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